ABX AIR SUBSIDIARY TO MANAGE DALLAS TRANSFER CENTER FOR US POSTAL SERVICE

Wilmington, OH -- July 27, 2006 -- ABX Air (NASDAQ:ABXA) announced today that its subsidiary, ABX Cargo Services, has been awarded the contract to manage the U.S. Postal Service's terminal handling services at its Surface Transfer Center (STC) in Dallas, Texas.

The contract calls for ABX to be compensated at a firm price for its fixed costs, plus an additional amount based on the volume of mail handled. Based on projected volumes, ABX Air anticipates that its revenues under the contract could total about $20 million during the four-year term of the contract. This contract provides for two, two-year extensions at the discretion of the U.S. Postal Service.

"ABX Air has 25 years of experience managing hub operations for Airborne and now DHL," stated Joe Hete, President and CEO of ABX Air. "We have developed excellent work processes, reporting systems and contingency planning as part of a uniform business model that could be transferred to other USPS operations, should such opportunities arise. For now, we are looking forward to expanding our business relationship with the U.S. Postal Service beyond the on-demand airlift capacity contract currently in place."

ABX Air is a cargo airline with a fleet of more than 100 aircraft that operates out of Wilmington, Ohio, and 18 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX is the largest employer in a several-county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air's actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, ABX Air's ability to control costs, the volume of mail handled, and other factors that are contained from time to time in ABX Air's filings with the U.S. Securities and Exchange Commission, including ABX Air's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

ABX Air, Inc.

Quint Turner, 937-382-5591